Exhibit 99.25

FLUID MUSIC CANADA, INC.
PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT
For Subscribers Resident in Canada

TO:                 FLUID MUSIC CANADA, INC.

The undersigned (the “Subscriber”) subscribes for and agrees to purchase up to $250,000 principal amount of 8.0% unsecured subordinated debentures due 3 years following the date of issuance (the “Debentures”) of Fluid Music Canada, Inc. (the “Corporation”) at a purchase price of $706.66 per $1,000 principal amount of Debentures (the “Subscription Price”), on and subject to the “Terms and Conditions of Subscription” attached to and forming part of this subscription agreement (the “Agreement”).

Reference is made to a support agreement dated October 12, 2009 between the Corporation and Somerset Entertainment Income Fund (the “Support Agreement”) relating to an offer (the “Offer”) by the Corporation to acquire all of the issued and outstanding trust units (“Trust Units”) of Somerset Entertainment Income Fund (“Somerset”) and all of the issued and outstanding Class B limited partnership units (“Class B LP Units”, and together with Trust Units, the “Units”) of Somerset Entertainment Limited Partnership (the “Partnership”). Any capitalized terms not defined herein have the meaning ascribed to such term as set out in the Support Agreement.

	Subscriber Signature	Principal Amount of Debentures:
$250,000
Player Enterprises Ltd.
	(Name of Subscriber - please print)	Aggregate Subscription Price:
$176,665
By:	(signed) “Frank Mauro”
(Authorized Signature)

President
(Official Capacity or Title - please print)

Frank Mauro
Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.)

Subscriber Information

(Subscriber’s Address)

(Telephone Number)

(Fax Number)

(Email Address)

Register the Debentures as set forth below:	Deliver the Debentures as set forth below:
☐ Same as Registered Address (otherwise complete below)

(Name)
(Name)

(Account reference, if applicable)
(Account reference, if applicable)

(Contact Name)
(Address)

(Address)

THE INFORMATION ON THIS PAGE IS PERSONAL INFORMATION AND HAS BEEN REDACTED.

TO BE COMPLETED BY THE CORPORATION ONLY

The Corporation accepts the subscription on the terms and conditions of this Agreement, including the attached “Terms and Conditions of Subscription”.

Date:  October 19, 2009

FLUID MUSIC CANADA, INC.

By:	(signed) “Lorne Abony”
Lorne Abony
Chief Executive Officer

Terms and Conditions of Subscription

Section 1                                             Terms of the Offering

(1)                                 The Debentures will mature three (3) years following the date of first issuance (the “Maturity Date”). The Debentures will bear interest at the rate of 8% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for and interest will be payable on the anniversary of the date of issue (collectively, the “Interest Payment Dates” and individually, an “Interest Payment Date”). The terms of the Debentures are more fully described in the term sheet attached as Schedule “A” hereto (the “Term Sheet”).

(2)                                 The Debentures are being issued in connection with the Offer to provide the Corporation with sufficient cash to pay for all of the Units taken up under the Offer (the “Stand-by Commitment”). The Stand-by Commitment will be reduced proportionately amongst Stand-by Subscribers (as defined below) in amounts equal, but proportionately, to the number of Units held by Unitholders that enter into a contractual obligation in substantially the same form as the Lock-Up Agreements (as defined in the Support Agreement) after October 12, 2009 and irrevocably elect the Convertible Debenture Alternative with respect to all such Units.

(3)                                 The Corporation will advise the Subscriber as to the principal amount of Debentures it will be required to purchase under the Stand-by Commitment by 8:00 a.m. on the day following the Expiry Date.

(4)                                 Any funds being held in escrow for the Subscriber by the Corporation that are not used to purchase Debentures under this Agreement will be returned to the Subscriber on or before 2 Business Days following the Expiry Date. No interest will accrue or be paid on such escrowed funds.

Section 2                                            Closing

The completion of the offer, sale and issuance of the Debentures as contemplated by this Agreement (the “Closing”) will occur on the day following the Expiry Date at 10:00 a.m (Toronto time) or such other date and time as may be determined by the Corporation (the “Closing Date” and the “Time of Closing”, respectively), provided such date is not later than the day that the Corporation is required to pay for all Units taken up under the Offer.

Section 3                                            Conditions of Closing

The Subscriber acknowledges that the offer, sale and issuance of the Debentures as contemplated by this Agreement is subject to, among other things, the following conditions being fulfilled or performed on or before the Time of Closing, which conditions are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion:

(a)                                 the Subscriber delivering to the Corporation not later than 10:00 a.m. on October 19, 2009 at the Corporation’s registered office at 5300 Commerce Court West, 199 Bay Street West, in Toronto a certified cheque, bank draft or evidence of completed wire transfer or such other method of payment acceptable to the Corporation, representing the aggregate Subscription Price payable for the Debentures subscribed for by the Subscriber; and

(b)                                the Corporation shall have taken up the Units deposited in accordance with the terms of the Offer.

Section 4                                            Acknowledgments of the Corporation

The Corporation acknowledges that:

(a)                                 the purpose of the transactions contemplated by this Agreement is to provide the Corporation with sufficient cash to pay for all of the Units taken up under the Offer; and

(b)                                the Debentures subscribed for under this Agreement will be issued following the take-up of Units under the Offer.

Section 5                                            Acknowledgments of the Subscriber

The Subscriber acknowledges that:

(a)                                 AN INVESTMENT IN THE DEBENTURES IS NOT WITHOUT RISK AND THE SUBSCRIBER MAY LOSE HIS, HER OR ITS ENTIRE INVESTMENT;

(b)                                The Corporation may complete additional financings in the future in order to develop the business of the Corporation and fund its ongoing development, and such future financings may have a dilutive effect on current securityholders of the Corporation, including the Subscriber but there is no assurance that such financing will be available, on reasonable terms or at all, and if not available, the Corporation may be unable to fund its ongoing development;

(c)                                 The offer, sale and issuance of the Debentures is exempt from the prospectus and registration requirements of Applicable Securities Laws and, as a result: (i) the Subscriber may not receive information that would otherwise be required under Applicable Securities Laws or be contained in a prospectus prepared in accordance with Applicable Securities Laws, (ii) the Subscriber is restricted from using most of the protections, rights and remedies available under Applicable Securities Laws, including statutory rights of rescission or damages, and (iii) the Corporation is relieved from certain obligations that would otherwise apply under Applicable Securities Laws;

(d)                                No prospectus has been filed with any Regulator in connection with the Offering and no Regulator has made any finding or determination as to the merit for investment in, or made any recommendation or endorsement with respect to, the Debentures;

(e)                                 The Debentures have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and the Debentures may not be offered or sold in the United States or to a U.S. person except in compliance with the requirements of an exemption from registration under the U.S. Securities Act and any applicable state securities laws;

(f)                                   The Corporation is required to file a report of trade with all applicable Regulators containing personal information about Subscribers. This report of trade will include the full name, residential address and telephone number of each Subscriber, the number of Debentures purchased, the total purchase price paid for such Debentures, the date of the Closing and the prospectus and registration exemption relied upon under Applicable Securities Laws to complete such purchase. In Ontario, this information is collected indirectly by the Ontario Securities Commission under the authority granted to it under, and for the purposes of the administration and enforcement of, the securities legislation in Ontario. Any Subscriber may contact the Administrative Support Clerk at the OSC at Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8 or by telephone at (416) 593-3684 for more information regarding the indirect collection of such information by the Ontario Securities Commission. The Corporation may also be required pursuant to Applicable Securities Laws to file this Agreement on SEDAR. By completing this Agreement, the Subscriber authorizes the indirect collection of the information described in this Section 4(h) by all applicable Regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable Regulators and (ii) the filing of this Agreement on SEDAR.

(g)                                The Debentures are being offered on a “private placement” basis and will be subject to resale restrictions under Applicable Securities Laws;

(h)                                The certificates representing the Debentures (and any replacement certificate issued prior to the expiration of the applicable hold periods), if any, will bear a legend in accordance with Applicable Securities Laws;

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE  [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

(i)                                    No securities commission or similar regulatory authority has reviewed or passed on the merits of the Debentures;

(j)                                    There is no government or other insurance covering the Debentures;

(k)                                 There are risks associated with the purchase of the Debentures;

(l)                                    There are restrictions on the Subscriber’s ability to resell the Debentures and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Debentures; and

(m)                              The Corporation has advised the Subscriber that the Corporation is relying on an exemption from the requirements to provide the Subscriber with a prospectus or registration statement and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to the Subscriber.

Section 6                                            Representations and Warranties of the Subscriber

The Subscriber represents and warrants as follows to the Corporation at the date of this Agreement and at the Time of Closing and acknowledges and confirms that the Corporation is relying on such representations and warranties in connection with the offer, sale and issuance of the Debentures to the Subscriber:

(a)                                 The Subscriber is purchasing the Debentures as principal;

(b)                                The Subscriber is resident in or is subject to the laws of the Province or Territory of:

☐ Alberta	☐ Northwest Territories	☐ Prince Edward Island

☒ British Columbia	☐ Nova Scotia	☐ Quebec

☐ Manitoba	☐ Nunavut	☐ Saskatchewan

☐ Newfoundland and Labrador	☐ Ontario	☐ Yukon

☐ New Brunswick

(c)                                 The Subscriber’s aggregate Subscription Price in respect of the Debentures is not less than $150,000 which will be paid in cash at or prior to the Closing Time;

(d)                                The Subscriber has not been created or used solely to purchase or hold securities in reliance upon the exemption contained in Section 2.10 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”);

(e)                                 THE SUBSCRIBER HAS KNOWLEDGE IN FINANCIAL AND BUSINESS AFFAIRS, IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE DEBENTURES, AND IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT EVEN IF THE ENTIRE INVESTMENT IS LOST;

(f)                                   The Subscriber has not been provided with a prospectus, an offering memorandum or any other document in connection with its subscription for Debentures and the decision to subscribe for the Debentures and execute this

Agreement has not been based upon any verbal or written representation made by or on behalf of the Corporation or any employee or agent of the Corporation and has been based entirely upon the Term Sheet, this Agreement and information which has been publicly filed at www.sedar.com by the Corporation pursuant to a requirement under Applicable Securities Laws (the “Public Record”);

(g)                                The distribution of the Debentures has not been made through, or as a result of, and is not being accompanied by, (i) a general solicitation, (ii) any advertisement including articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or (iii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(h)                                The Subscriber is eligible to purchase the Debentures pursuant to the exemption from prospectus and registration requirements in Section 2.10 NI 45-106;

(i)                                    The Subscriber was offered the Debentures in, and is resident in, the jurisdiction set out as the “Subscriber’s Address” on the first page of this Agreement and intends the Applicable Securities Laws of that jurisdiction to govern the offer, sale and issuance of the Debentures to the Subscriber;

(j)                                    The Subscriber is not a “U.S. Person” (as that term is defined Regulation S promulgated under the U.S. Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) and is not acquiring the Debentures for the account of or benefit of a U.S. Person or a person in the United States;

(k)                                 The Subscriber has been independently advised as to and is aware of the resale restrictions under Applicable Securities Laws with respect to the Debentures and acknowledges receipt of a written notice of the legend restriction notation applicable to the resale of the Debentures;

(l)                                    None of the funds that the Subscriber is using to purchase the Debentures are to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities;

(m)                              The Subscriber has not received, nor does it expect to receive any financial assistance from the Corporation, directly or indirectly, in respect of the Subscribers’ purchase of Debentures;

(n)                                No person has made any oral or written representations to the Subscriber:  (i) that any person will resell or repurchase; (ii) that any person will refund the purchase price of the Debentures; or (iii) as to the future value or price of any of the Debentures;

(o)                                If the Subscriber is an individual, he or she is of legal age and is legally competent to execute, deliver and perform his or her obligations under this Agreement. If the Subscriber is not an individual, (i) it has the legal capacity and competence to execute, deliver and perform its obligations under this Agreement; and (ii) the execution and delivery of and performance by the Subscriber of this Agreement have been authorized by all necessary corporate or other action on the part of the Subscriber;

(p)                                This Agreement has been duly executed and delivered by the Subscriber, and constitutes a legal, valid and binding agreement of the Subscriber enforceable against him, her or it in accordance with its terms;

(q)                                The execution and delivery of and performance by the Subscriber of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of the Subscriber’s constating documents or by-laws, if applicable, or any other contract, agreement, instrument, undertaking or covenant to which the Subscriber is a party or by which it is bound;

(r)                                   The Subscriber has obtained such legal and tax advice as it considers appropriate in connection with the offer, sale and issuance of the Debentures and the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement. The Subscriber is not relying on the Corporation or its affiliates or counsel to any of them in this regard; and

(s)                                 The Subscriber was a shareholder of the Corporation at the close of business on October 9, 2009.

Section 7                                            Covenants of the Subscriber

(1)                                 The Subscriber will comply with Applicable Securities Laws concerning the subscription, purchase, holding and resale of the Debentures and will consult with its legal advisers with respect to complying with resale restrictions under Applicable Securities Laws with respect to the Debentures.

(2)                                 The Subscriber will execute, deliver, file and otherwise assist the Corporation in filing any reports, undertakings and other documents required under Applicable Securities Laws in connection with the offer, sale and issuance of the Debentures.

Section 8                                            Representations and Warranties of the Corporation

The Corporation represents and warrants as follows to the Subscriber at the date of this Agreement and at the Time of Closing and acknowledges and confirms that the Subscriber is relying upon such representations and warranties in connection with the offer, sale and issuance of the Debentures to the Subscriber:

(a)                                 The Corporation is a corporation continued under the laws of Canada;

(b)                                The execution and delivery of, and performance by the Corporation of this Agreement have been authorized by all necessary corporate action on the part of the Corporation;

(c)                                 This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement of the Corporation enforceable against it in accordance with its terms; and

(d)                                The Corporation has complied with Applicable Securities Laws in connection with the offer, sale and issuance of the Debentures.

Section 9                                            Termination

This agreement may be terminated by notice in writing as follows:

(a)                                 by the Subscriber if the Offer is withdrawn or not completed within 120 days of the Offer being commenced; and

(b)                                by the Corporation or the Subscriber, if any condition to the Offer, as set out in the Support Agreement, is not satisfied at the Expiry Time and the Corporation has not elected to waive such condition.

Section 10                                     Commitment Fee

The Corporation will pay to the Subscriber a fee equal to 5% of the Subscriber’s Aggregate Subscription Price as consideration for providing the Stand-by Commitment and such amount will be paid on or before Monday, October 19, 2009.

Section 11                                     Survival

The representations, warranties, acknowledgements and covenants contained in this Agreement and any certificate or document delivered pursuant to or in connection with this Agreement will survive Closing and continue in full force and effect for a period of one (1) year notwithstanding any subsequent disposition or exchange of the Debentures.

Section 12                                     Schedules

The following Schedules are incorporated into and form an integral part of this Agreement, and any reference to this Agreement includes the Schedules:

Schedule “A”	Term Sheet

Schedule “B”	Payment Information

Section 13                                     Interpretation

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the Agreement’s interpretation. All references in this Agreement to dollars or to “$” are to the currency of Canada, unless otherwise specifically indicated. In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.

Section 14                                     Assignment

This Agreement becomes effective when executed by all of the parties to it. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, heirs, executors, administrators and legal representatives.  This Agreement is not transferable or assignable by any party to it.

Section 15                                     Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated by it and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 16                                     Time of Essence

Time is of the essence in this Agreement.

Section 17                                     Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Subscriber irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 18                                     Language of Documents

It is the express wish of the parties to this Agreement that this Agreement and all related documents be drafted in English. Les parties aux présentes conviennent et exigent que cette convention ainsi que tous les documents s’y rattachant soient rédigés en langue anglaise.

Section 19                                     Execution By Facsimile and Counterparts

This Agreement including the Schedules may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same document.

Section 20                                     Currency

References in this Agreement and the Schedules to  “$” or “Cdn. $” are to Canadian dollars.

SCHEDULE “A”
TERM SHEET

Fluid Music Canada Inc.
Unsecured Subordinated Debentures

Summary Terms & Conditions

Issuer	Fluid Music Canada, Inc. (“Fluid” or the “Company”)

Amount	Up to $12.75 million principal amount of unsecured subordinated debentures of the Company (the “Debentures”).

Price	Debentures will be issued in denominations of $1,000 par value. Subscribers will pay $706.66 per $1,000 principal amount of Debentures.

Use of Proceeds

Debentures will be issued by the Company to subscribers as part of the financing of a transaction to purchase outstanding units of Somerset Entertainment Income Fund (the “Acquisition”). It is anticipated that the Acquisition will be completed (“Closing”) on or before December 31, 2009.

Maturity	The Debentures will mature 3 years following the date such Debentures are first issued.

Interest	8% per annum from Closing, payable in arrears, annually on the anniversary of the date the Debentures were first issued. Interest will accrue from Closing.

Priority

The Debentures will be direct unsecured obligations of the Company subordinated in right of payment to the prior payment in full of any senior indebtedness of the Company but will rank pari passu to all other subordinated unsecured indebtedness of the Company.

Fluid Redemption Right

The Debentures will be redeemable, in whole or in part, at a price equal to the par value per Debenture, plus accrued and unpaid interest, at Fluid’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.

Change of Control

Upon the occurrence of a change of control involving the acquisition of over 66 2/3% of the Common Shares or voting control or direction over the Company (directly or indirectly) the Company shall make an offer to the holders of Debentures to purchase the Debentures at 101% of their principal amount together with accrued interest.

Purchase for Cancellation	The Company may purchase Debentures for cancellation at any time in whole or in part, subject to any required regulatory approval.

Covenants and Defaults	Normal covenants and events of default for subordinated convertible debentures, including, the failure to pay interest when due and a default (no matter how denominated) under any of the Company’s other financial indebtedness.

Security

The Debentures will be issued as direct unsecured obligations of the Company, but, subject to any provisions contained in any senior indebtedness of the Company or any of its subsidiaries, holders can elect to take security over the Units of Somerset purchased under the Offer, which security arrangements would be implemented on a commercially reasonable basis within 30 days.

Such security will be limited in recourse to the Units or any substitute securities, to the extent applicable.

Fluid will be required to ensure that there are “substitute securities”, subject to such security, in the event that any reorganization is undertaken and the Units are redeemed and/or replacement securities are issued, unless already encumbered and subject to any provisions contained in any senior indebtedness of Fluid or any of its subsidiaries.

If required by a senior lender to Fluid or any of its subsidiaries, such security will be subordinated to any senior indebtedness of Fluid or its subsidiaries, as the case may be, including without limitation, any security given to the lenders of any operating facility of the Fund, including the Fund Credit Agreement.

Withholding Amounts

All amounts payable on account of the Debentures shall be made without withholding or deduction on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related thereto) (“Taxes”), unless Fluid is required by law or the interpretation or administration thereof, to withhold or deduct Taxes. For greater certainty, should Fluid be required by law or the interpretation or administration thereof to withhold or deduct an amount on account of Taxes in respect of any payment made with Common Shares (or other property), Fluid shall be entitled to withhold and immediately liquidate such number of Common Shares (or other property) necessary in order to meet its withholding and remittance obligations.

2

SCHEDULE “B”
PAYMENT INFORMATION

Funds may be included with the executed Subscription Agreement by certified cheque or bank draft payable to Fluid Music Canada, Inc, or wired as follows:

Bank:
Address:

Transit #:
Swift Code:
Account Name:
Account #

THE INFORMATION ON THIS PAGE HAS BEEN REDACTED.